Exhibit 99
News Release

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow
Senior Executive Vice President and
Chief Financial Officer
973-305-4003

VALLEY NATIONAL BANCORP REPORTS A 19 PERCENT INCREASE
IN FIRST QUARTER NET INCOME, FULL INTEGRATION OF ITS RECENT BANK ACQUISITION AND SOLID ASSET QUALITY

WAYNE, NJ – April 27, 2016 -- Valley National Bancorp (NYSE:VLY), the holding company for Valley National Bank, today reported net income for the first quarter of 2016 of $36.2 million, or $0.14 per diluted common share as compared to the first quarter of 2015 earnings of $30.3 million, or $0.13 per diluted common share and net income of $4.7 million, or $0.01 per diluted common share, for the fourth quarter of 2015. The fourth quarter of 2015 included a pre-tax loss of $51.1 million on the extinguishment of higher cost debt, as well as other infrequent items.
Key financial highlights for the first quarter:

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Loan Portfolio: Loans increased by $92.9 million, or 2.3 percent on an annualized basis, to $16.1 billion at March 31, 2016 from December 31, 2015 largely due to a $181.6 million net increase in total commercial real estate loans and continued growth in collateralized personal lines of credit within the other consumer loans category, partially offset by decreases in the automobile, residential mortgage and home equity loan portfolios. Total new organic loan originations, excluding new lines of credit, totaled over $600 million mostly in the commercial loan categories during the first quarter of 2016. The new loan volumes were largely offset by a high level of loan repayment (partly due to credit risk considerations), including a $125.1 million decline in the acquired purchased credit-impaired (PCI) loan portion of the portfolio. Total commercial real estate loan growth, totaling 8.9 percent on an annualized basis, compared to the total balance at December 31, 2015, was partly due to solid organic loan volumes from our Florida markets and purchased loan participations in the latter part of the first quarter, consisting of multi-family loans within our local market. See additional information under the "Loans, Deposits and Other Borrowings" section below.

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Asset Quality: Non-performing assets (including non-accrual loans) decreased by 0.8 percent to $77.6 million at March 31, 2016 as compared to $78.2 million at December 31, 2015. Total accruing past due and non-accrual loans as a percentage of our entire loan portfolio of $16.1 billion moderately increased to 0.61 percent at March 31, 2016 from 0.55 percent at December 31, 2015. See further details under the "Credit Quality" section below.

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Provision for Credit Losses: During the first quarter of 2016, we recorded an $800 thousand provision for credit losses as compared to a $3.5 million provision recorded for the fourth quarter of 2015 and no provision for the first quarter of 2015. For the first quarter of 2016, we recognized net loan charge-offs totaling $1.5 million as compared to net charge-offs totaling $1.8 million for the fourth quarter of 2015 and net recoveries of $278 thousand for the first quarter of 2015. See

Valley National Bancorp (NYSE: VLY)
2016 First Quarter Earnings
April 27, 2016

the "Credit Quality" section below for more details on our provision and allowance for credit losses.

•
Net Interest Income and Margin: Net interest income of $148.2 million for the three months ended March 31, 2016 increased $16.1 million as compared to the first quarter of 2015 and increased $107 thousand as compared to the fourth quarter of 2015. On a tax equivalent basis, our net interest margin of 3.08 percent for the first quarter of 2016 decreased 12 basis points as compared to the first quarter of 2015, and decreased by 22 basis points as compared to the fourth quarter of 2015. The decline in net interest margin for the first quarter of 2016 as compared to the linked fourth quarter was partially due to a $5.6 million aggregate decline in periodic commercial loan fee income and interest recovery income from certain PCI loan pools, as well as lower interest income caused by a decline in prepayment speeds coupled with improved credit quality within certain PCI loan pools. See the "Net Interest Income and Margin" section below for more details.

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Non-Interest Expense: Non-interest expense decreased $56.7 million to $118.2 million for the first quarter of 2016 from $174.9 million for the fourth quarter of 2015 largely due to decreases of $51.1 million and $5.8 million in debt prepayment penalties and amortization of tax credit investments, respectively. Valley anticipates additional cost reductions in the second quarter of 2016 related to our consolidation of the CNLBancshares, Inc. (CNL) operations acquired in December 2015. See the "Non-Interest Expense" section below for additional information.

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Branch Efficiency Plan: In 2015, we disclosed our plan to close and consolidate 28 branch locations based upon our continuous evaluation of customer delivery channel preferences, branch usage patterns, and other factors. As of March 31, 2016, 14 of the 28 branches were closed, including 1 branch closed during the first quarter of 2016. The remaining 14 branches currently identified under the plan are expected to be closed by June 30, 2016. Valley estimates that the 28 branch closures will result in an annualized reduction of approximately $10 million in ongoing operating expenses, of which 45 percent should be realized by the end of 2016.

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Capital Strength: Valley's regulatory capital ratios continue to reflect its strong capital position. Valley's total risk-based capital, Tier 1 capital, Tier 1 leverage capital, and Tier 1 common capital ratios were 11.81 percent, 9.48 percent, 7.32 percent and 8.83 percent, respectively, at March 31, 2016.

Gerald H. Lipkin, Chairman, President and CEO commented that, “The first quarter of 2016 earnings were positively impacted by our decision to prepay several high cost borrowings in the fourth quarter of 2015 and cost reductions related to branch consolidations and other operational measures, but remained challenged by the low interest rate environment and continued competition for strong loan relationships. While our loan growth was negatively impacted by higher payoffs from our PCI portfolio, we remain optimistic about the commercial and residential mortgage lending demand in our markets and the strength of our current loan pipelines for most loan categories. Additionally, the credit quality of our balance sheet has remained healthy, as reflected by our annualized net charge-offs to average loans totaling 0.04 percent for the first quarter of 2016."
Mr. Lipkin added, “In late February 2016, we completed the full systems integration related to the acquired operations of CNL and its 16-branch offices added to our Florida branch network during the fourth quarter

Valley National Bancorp (NYSE: VLY)
2016 First Quarter Earnings
April 27, 2016

of 2015. Our continued ability to quickly integrate our banking acquisitions, specifically our last two in Florida, has allowed our management team to be extremely focused on our expansion efforts in these markets, as well as other opportunities in our New Jersey and New York metro footprint. Additionally, staffing reductions related to the back office integration of CNL were completed at the end of March 2016, and the benefit of such synergies will be fully reflected in our operating expense during the second quarter of 2016."
Net Interest Income and Margin
Net interest income on a tax equivalent basis totaling $150.1 million for the first quarter of 2016 increased$16.1 million and $64 thousand from the first quarter of 2015 and fourth quarter of 2015, respectively. Interest income on a tax equivalent basis remained relatively unchanged at $187.6 million for the first quarter of 2016 as compared to the fourth quarter of 2015 as increases in interest income from our taxable investments, excess overnight cash liquidity (primarily interest bearing balances held at the Federal Reserve Bank of New York) and PCI loans acquired from CNL were largely offset by a decrease in the yield on total average loans and, to a much lesser extent, one less day during the first quarter of 2016. The decline in yield on average loans for the first quarter of 2016 as compared to the linked fourth quarter was due, in part, to lower periodic fee income from derivative interest rate swaps executed with commercial lending customers, lower commercial lending prepayment penalty fees, as well as a decrease in interest income from certain PCI loan pools acquired before 2014, including periodic recovery income from closed PCI loan pools. Interest expense of $37.4 million for the three months ended March 31, 2016 decreased $1.5 million from the first quarter of 2015 and $104 thousand as compared to the fourth quarter of 2015. The decrease in interest expense from the fourth quarter of 2015 was net of the additional costs related to $526 million in FHLB advances issued in late December 2015 to take advantage of a FHLB program that allowed us to reduce a portion of the prepayment penalty incurred in the fourth quarter of 2015. These decreases were partially offset by an increase in interest expense on savings, NOW and money markets, as well as short-term borrowings. Interest expense for the first quarter of 2016 was also negatively impacted by higher average brokered money market account balances and short-term securities sold under agreements to repurchase (repos) used to partially fund the prepayment of $845 million in high cost long-term borrowings during the fourth quarter of 2015. However, a $258.8 million decrease in average long-term borrowings, a 1 basis point decrease in the cost of average time deposits and one less day during the first quarter of 2016 all contributed to the overall decline in interest expense during the first quarter of 2016.
The net interest margin on a tax equivalent basis of 3.08 percent for the first quarter of 2016 decreased 12 basis points and 22 basis points as compared to the first quarter of 2015 and fourth quarter of 2015, respectively. The yield on average interest earning assets also decreased by 27 basis points on a linked quarter basis. The decrease in loan yield to 4.15 percent was partly caused by the $5.6 million aggregate decline in income from the fourth quarter of 2015 previously discussed. Additionally, certain PCI loan pools experienced a decline in yield due to extended duration mostly caused by decreased prepayment speeds coupled with improved credit quality. Our yield on average taxable and non-taxable investment securities decreased by 27 basis points and 21 basis points during the first quarter of 2016, respectively, as compared to the first quarter of 2015 largely due to short-term U.S. Treasury securities purchased in late December 2015 and non-taxable investment securities acquired from CNL. The overall cost of average interest bearing liabilities decreased by 8 basis points from 1.12 percent in the linked fourth quarter of 2015 primarily due to the aforementioned prepayment and maturities of high cost long-term borrowings during the fourth quarter of 2015 and March 2016, the run-off of some higher rate retail certificates of deposit and one less day during the first quarter. Our cost of total deposits increased 2

Valley National Bancorp (NYSE: VLY)
2016 First Quarter Earnings
April 27, 2016

basis points to 0.46 percent for the first quarter of 2016 as compared to the three months ended December 31, 2015.
Loans, Deposits and Other Borrowings
Loans. Loans increased $92.9 million, or 2.3 percent on an annualized basis, to approximately $16.1 billion at March 31, 2016 from December 31, 2015, net of a $125.1 million decline in the acquired PCI loan portion of the portfolio primarily due to larger loan repayments (some resulting from efforts by management to encourage borrower prepayment).
Total commercial and industrial loans decreased $2.9 million, or 0.5 percent on an annualized basis from December 31, 2015 to approximately $2.5 billion at March 31, 2016 due to a decline of $23.3 million in the PCI loan portion of the portfolio during the first quarter of 2016. The non-PCI commercial and industrial loan portfolio increased approximately 3.8 percent on an annualized basis to $2.2 billion at March 31, 2016 from December 31, 2015. The loan growth within this portfolio continues to be challenged by strong market competition for both new and existing commercial loan borrowers within our primary markets.
Commercial real estate loans (excluding construction loans) increased $160.5 million from December 31, 2015 to $7.6 billion at March 31, 2016 mainly due to a $235.4 million, or 15.5 percent on an annualized basis, increase in the non-PCI loan portfolio. The increase in non-PCI loans was partly due to solid organic loan volumes from our Florida markets and $158 million of participations in multi-family loans (mostly in New York City) purchased in the latter part of the first quarter. While solid organic loan volumes were generated across a broad based segment of borrowers within the commercial real estate portfolio, most of the new loan volume was offset by a $74.9 million decline in the acquired PCI loan portion of the portfolio. Construction loans increased $21.1 million, or 11.2 percent on an annualized basis, from December 31, 2015 to $776.1 million at March 31, 2016 primarily due to a continued uptick in new organic loan volumes that began for us in the fourth quarter of 2015. Much of the increased loan volumes in the first quarter of 2016 were due to advances on new and existing multi-family and condominium property development projects in both New Jersey and New York City.
Total residential mortgage loans decreased $28.7 million to approximately $3.1 billion at March 31, 2016 from December 31, 2015 mostly due to a larger percentage of loans originated for sale rather than investment. Valley sold approximately $54.0 million of fixed-rate residential mortgage loans originated for sale during the first quarter of 2016. New and refinanced residential mortgage loan originations totaled approximately $83.6 million for the first quarter of 2016 as compared to $72.4 million and $121.8 million for the fourth quarter of 2015 and the first quarter of 2015, respectively. Additionally, Valley supplemented it's organic loan originations with the purchase of mostly adjustable rate 1-4 family loans (that are guaranteed by the third party originator) totaling $31.7 million during the first quarter of 2016.
Automobile loans decreased by $51.3 million, or 16.5 percent on an annualized basis, to $1.2 billion at March 31, 2016 as compared to December 31, 2015 as our new indirect auto loan volumes did not keep pace with the normal portfolio repayment activity in the first quarter of 2016. The decline in indirect auto originations was largely caused by current market loan pricing and fee constraints resulting from recent regulatory lending guidance. Management is currently assessing its strategic alternatives for the auto loan portion of the consumer lending business segment, and we can provide no assurance that our auto loan portfolio will not decline further in future periods.

Valley National Bancorp (NYSE: VLY)
2016 First Quarter Earnings
April 27, 2016

Home equity loans totaling $491.6 million at March 31, 2016 decreased by $19.6 million as compared to December 31, 2015 due to a high level of repayment activity. New home equity volumes and customer usage of existing home equity lines of credit continue to be weak, despite the relatively favorable low interest rate environment. However, other consumer loans increased $13.8 million, or 12.5 percent on an annualized basis, to $455.8 million at March 31, 2016 as compared to $442.0 million at December 31, 2015 mainly due to continued growth and customer usage of collateralized personal lines of credit.
Deposits. Total deposits increased $154.9 million, or 1.0 percent, to approximately $16.4 billion at March 31, 2016 from December 31, 2015 mostly due to increases in non-interest bearing, money market and savings account balances, partially offset by continued run-off of promotional retail certificates of deposit during the first quarter of 2016. Non-interest bearing deposits; savings, NOW, money market deposits; and time deposits represented approximately 31 percent, 50 percent and 19 percent of total deposits as of March 31, 2016. The composition of deposits based upon the period end balances remained relatively unchanged at March 31, 2016 as compared to December 31, 2015.
Other Borrowings. Long-term borrowings decreased $150.4 million to $1.7 billion at March 31, 2016 as compared to December 31, 2015 primarily due to the maturity of $155 million in FHLB advances repaid in March 2016. Short-term borrowings increased $93.6 million to $1.2 billion at March 31, 2016 as compared to December 31, 2015 due to $155 million in new FHLB advances used to fund the repayment of the aforementioned long-term advances that matured in March 2016, partially offset by a $50 million decrease in federal funds purchases and a moderate decline in customer deposit balances swept into overnight repo accounts.
Credit Quality
Non-Performing Assets. Our past due loans and non-accrual loans discussed further below exclude PCI loans. Under U.S. GAAP, the PCI loans (acquired at a discount that is due, in part, to credit quality) are accounted for on a pool basis and are not subject to delinquency classification in the same manner as loans originated by Valley. At March 31, 2016, our PCI loan portfolio totaled $2.1 billion, or 13.1 percent of our total loan portfolio.
Total non-performing assets (NPAs), consisting of non-accrual loans, other real estate owned (OREO), other repossessed assets, and non-accrual debt securities moderately declined to $77.6 million at March 31, 2016 as compared to $78.2 million at December 31, 2015. Non-accrual loans represented 0.39 percent of total loans at both March 31, 2016 and December 31, 2015.
Total accruing past due loans (i.e., loans past due 30 days or more and still accruing interest) increased $10.3 million to $36.5 million, or 0.23 percent of total loans, at March 31, 2016 as compared to $26.1 million, or 0.16 percent of total loans, at December 31, 2015. The increase was largely due to a $10.4 million increase in the loans past due 30 to 59 days category comprised of higher balances mostly within the residential mortgage loan and commercial and industrial loan types as compared to December 31, 2015. Although we believe our overall credit quality metrics are strong and reflective of our solid underwriting standards at March 31, 2016, we can provide no assurances as to the future level of our loan delinquencies.

Valley National Bancorp (NYSE: VLY)
2016 First Quarter Earnings
April 27, 2016

Allowance for Credit Losses. The following table summarizes the allocation of the allowance for credit losses to specific loan categories and the allocation as a percentage of each loan category (including PCI loans) at March 31, 2016, December 31, 2015, and March 31, 2015:

	March 31, 2016		December 31, 2015		March 31, 2015
		Allocation		Allocation		Allocation
		as a % of		as a % of		as a % of
	Allowance	Loan	Allowance	Loan	Allowance	Loan
($ in thousands)	Allocation	Category	Allocation	Category	Allocation	Category
Loan Category:
Commercial and industrial loans*	$50,677	2.00%	$50,956	2.01%	$46,827	1.98%
Commercial real estate loans:
Commercial real estate	31,812	0.42%	32,037	0.43%	26,335	0.42%
Construction	16,642	2.14%	15,969	2.12%	15,321	2.83%
Total commercial real estate loans	48,454	0.58%	48,006	0.59%	41,656	0.62%
Residential mortgage loans	4,209	0.14%	4,625	0.15%	4,092	0.15%
Consumer loans:
Home equity	1,061	0.22%	1,010	0.20%	1,588	0.33%
Auto and other consumer	3,274	0.20%	3,770	0.22%	3,384	0.23%
Total consumer loans	4,335	0.20%	4,780	0.22%	4,972	0.25%
Unallocated	—		—	—	7,018	—
Total allowance for credit losses	$107,675	0.67%	$108,367	0.68%	$104,565	0.76%

* Includes the reserve for unfunded letters of credit.

Our loan portfolio, totaling $16.1 billion at March 31, 2016, had net loan charge-offs of $1.5 million for the first quarter of 2016 as compared to net charge-offs totaling $1.8 million for the fourth quarter of 2015 and net recoveries of $278 thousand for the first quarter of 2015. The quarter over quarter decline in net loan charge-offs was largely due to a decrease in valuation write-downs on impaired commercial and industrial loans, as well as a decline in recoveries of net charge-offs in this same loan category. During the first quarter of 2016, we recorded an $800 thousand provision for credit losses as compared to a $3.5 million provision recorded for the fourth quarter of 2015 and no provision for the first quarter of 2015.
The allowance for credit losses, comprised of our allowance for loan losses and reserve for unfunded letters of credit, as a percentage of total loans was 0.67 percent at March 31, 2016 as compared to 0.68 percent and 0.76 percent at December 31, 2015 and March 31, 2015, respectively. At March 31, 2016, our allowance allocations for losses as a percentage of total loans moderately decreased within several loan categories as compared to December 31, 2015 due, in part, to the lower level of net loan charge-offs and loan growth during the first quarter; relatively stable levels of delinquent and impaired loans; and a decline in internally classified loans at March 31, 2016. The overall mix of these items, assumptions based on the current economic environment, as well as other qualitative factors impacted our estimate of the allowance for credit losses at March 31, 2016.
Our allowance for credit losses as a percentage of total non-PCI loans (excluding PCI loans with carrying values totaling approximately $2.1 billion) was 0.77 percent at March 31, 2016 as compared to 0.79 percent and 0.87 percent at December 31, 2015 and March 31, 2015, respectively. PCI loans, including

Valley National Bancorp (NYSE: VLY)
2016 First Quarter Earnings
April 27, 2016

all of the loans acquired from CNL during the fourth quarter of 2015, are accounted for on a pool basis and initially recorded net of fair valuation discounts related to credit which may be used to absorb future losses on such loans before any allowance for loan losses is recognized subsequent to acquisition. Due to the adequacy of such discounts, there were no allowance reserves related to PCI loans at March 31, 2016.
Non-Interest Income
Non-interest income decreased $2.6 million to $21.4 million for the first quarter of 2016 from $24.0 million for the linked quarter ended December 31, 2015 mainly due to a $2.9 million decrease in net gains on sales of assets. Net gains for the fourth quarter of 2015 included $4.8 million of net gains related to the sale of two branch office properties. Net gains on sales of loans increased $584 thousand to $1.8 million for the first quarter of 2016 as compared to the fourth quarter of 2015 largely due to a higher volume of residential mortgage loans sold and the successful promotion of our low fixed cost mortgage purchase and refinance programs.
Non-Interest Expense
Non-interest expense decreased approximately $56.7 million to $118.2 million for the first quarter of 2016 as compared to $174.9 million for the fourth quarter of 2015 largely due to decreases in both debt prepayment penalties and amortization of tax credit investments totaling $51.1 million and $5.8 million, respectively. Professional and legal fees declined $3.0 million to $3.9 million for the three months ended March 31, 2016 as compared to the linked fourth quarter due to a lower level of litigation activity and professional fees related to our acquisition of CNL. Net occupancy and equipment expense also decreased $1.9 million to $22.8 million for the first quarter of 2016 as compared to the fourth quarter of 2015 due, in part, to (1) lower rental expense related to branch closures commencing in the second half of 2015 (note: we recognized $2.6 million of additional lease obligation expense in the fourth quarter of 2015 related to the planned branch closures in 2016), partially offset by (2) mostly seasonal increases in cleaning and maintenance expenses and (3) general increases (largely rental and depreciation expense) related to the 16-branch network acquired from CNL. Salary and employee benefit expense increased $4.1 million to $60.3 million for the first quarter of 2016 as compared to the fourth quarter of 2015 largely due to normal increases in payroll tax expense and higher medical health insurance expense combined with higher salary expenses due to a full quarter of additional staffing expense related to our acquisition of CNL on December 1, 2015. Within other non-interest expense, advertising expense increased $967 thousand in the first quarter of 2016 from the fourth quarter of 2015 mainly due to new promotional campaigns for our fixed cost mortgage refinance programs, including media communications targeted for our new Florida markets.

During the second quarter of 2016, we anticipate additional operating cost reductions from the full systems integration of CNL's operation into Valley in late February 2016 and the related CNL staffing reductions effective April 1, 2016.
Income Tax Expense
Income tax expense was $14.4 million for the three months ended March 31, 2016 reflecting an effective tax rate of 28.5 percent, as compared to income tax benefit of $11.0 million for the fourth quarter of 2015 and income tax expense of $12.3 million for the first quarter of 2015 reflecting an effective tax rate of 28.8 percent. The increase in income tax expense during the first quarter of 2016 as compared to the

Valley National Bancorp (NYSE: VLY)
2016 First Quarter Earnings
April 27, 2016

fourth quarter of 2015 was largely due to several items during the fourth quarter, including (1) lower pre-tax income largely caused by debt prepayment penalties totaling $51.1 million and (2) additional tax credits of $9.4 million, partially offset by (3) a $6.4 million charge mostly caused by the effect of the CNL acquisition and the debt prepayment penalties on the valuation of our deferred tax assets.
For the remainder of 2016, we anticipate that our effective tax rate will range from 27 percent to 30 percent primarily reflecting the impacts of tax-exempt income, tax-advantaged investments and general business credits.
About Valley
Valley National Bancorp is a regional bank holding company headquartered in Wayne, New Jersey with approximately $21.7 billion in assets. Its principal subsidiary, Valley National Bank, currently operates 226 branch locations serving northern and central New Jersey, the New York City boroughs of Manhattan, Brooklyn, Queens and Long Island, and Florida. Valley National Bank is one of the largest commercial banks headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service 24 hours a day, 7 days a week. For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call Customer Service, 24/7 at 800-522-4100.
Forward Looking Statements
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•	weakness or a decline in the U.S. economy, in particular in New Jersey, New York Metropolitan area (including Long Island) and Florida;

•	unexpected changes in market interest rates for interest earning assets and/or interest bearing liabilities;

•	less than expected cost savings from the maturity, modification or prepayment of long-term borrowings that mature through 2022;

•	further prepayment penalties related to the early extinguishment of high cost borrowings;

•	less than expected cost savings in 2016 and 2017 from Valley's branch efficiency and cost reduction plans;

•	lower than expected cash flows from purchased credit-impaired loans;

Valley National Bancorp (NYSE: VLY)
2016 First Quarter Earnings
April 27, 2016

•	claims and litigation pertaining to fiduciary responsibility, contractual issues, environmental laws and other matters;

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cyber attacks, computer viruses or other malware that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data, disable or degrade service, or sabotage our systems;

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Results of examinations by the OCC, the FRB, the CFPB and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for credit losses, write-down assets, require us to reimburse customers, change the way we do business, or limit or eliminate certain other banking activities;

•	government intervention in the U.S. financial system and the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve;

•
our inability to pay dividends at current levels, or at all, because of inadequate future earnings, regulatory restrictions or limitations, and changes in the composition of qualifying regulatory capital and minimum capital requirements (including those resulting from the U.S. implementation of Basel III requirements);

•	higher than expected loan losses within one or more segments of our loan portfolio;

•	unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments, changes in regulatory lending guidance or other factors;

•	unanticipated credit deterioration in our loan portfolio;

•	unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather or other external events;

•	an unexpected decline in real estate values within our market areas;

•
changes in accounting policies or accounting standards, including the potential issuance of new authoritative accounting guidance which may increase the required level of our allowance for credit losses;

•	higher than expected income tax expense or tax rates, including increases resulting from changes in tax laws, regulations and case law;

•	higher than expected FDIC insurance assessments;

•	the failure of other financial institutions with whom we have trading, clearing, counterparty and other financial relationships;

•	lack of liquidity to fund our various cash obligations;

•	unanticipated reduction in our deposit base;

•	potential acquisitions that may disrupt our business;

•	declines in value in our investment portfolio, including additional other-than-temporary impairment charges on our investment securities;

•	future goodwill impairment due to changes in our business, changes in market conditions, or other factors;

Valley National Bancorp (NYSE: VLY)
2016 First Quarter Earnings
April 27, 2016

•
legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations) subject us to additional regulatory oversight which may result in higher compliance costs and/or require us to change our business model;

•	our inability to promptly adapt to technological changes;

•	our internal controls and procedures may not be adequate to prevent losses;

•	the inability to realize expected revenue synergies from the CNL merger in the amounts or in the timeframe anticipated;

•	inability to retain customers and employees, including those of CNL; and

•	other unexpected material adverse changes in our operations or earnings.
A detailed discussion of factors that could affect our results is included in our SEC filings, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2015.
We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.
# # #
-Tables to Follow-

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL DATA

	Three Months Ended
	March 31,	December 31,	March 31,
($ in thousands, except for share data)	2016	2015	2015
FINANCIAL DATA:
Net interest income	$148,153	$148,046	$132,086
Net interest income - FTE (1)	150,144	150,080	134,037
Non-interest income	21,448	24,039	18,645
Non-interest expense	118,225	174,893	108,118
Income tax expense (benefit)	14,389	(10,987)	12,272
Net income	36,187	4,672	30,341
Dividends on preferred stock	1,797	1,797	—
Net income available to common shareholders	$34,390	$2,875	$30,341
Weighted average number of common shares outstanding:
Basic	254,075,349	239,916,562	232,338,775
Diluted	254,347,420	239,972,546	232,341,921
Per common share data:
Basic earnings	$0.14	$0.01	$0.13
Diluted earnings	0.14	0.01	0.13
Cash dividends declared	0.11	0.11	0.11
Closing stock price - high	9.67	11.14	9.77
Closing stock price - low	8.31	9.67	9.05
FINANCIAL RATIOS:
Net interest margin	3.04%	3.25%	3.16%
Net interest margin - FTE (1)	3.08	3.30	3.20
Annualized return on average assets	0.67	0.09	0.64
Annualized return on average shareholders' equity	6.52	0.90	6.49
Annualized return on average tangible shareholders' equity (2)	9.75	1.29	9.66
Efficiency ratio (3)	69.71	101.63	71.73
AVERAGE BALANCE SHEET ITEMS:
Assets	$21,680,278	$20,257,422	$18,850,025
Interest earning assets	19,487,470	18,216,020	16,738,899
Loans	15,993,543	15,343,468	13,569,031
Interest bearing liabilities	14,335,698	13,368,128	12,598,669
Deposits	16,380,594	15,521,476	14,110,547
Shareholders' equity	2,219,570	2,069,084	1,869,754

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
	March 31,	December 31,	September 30,	June 30,	March 31,
($ in thousands)	2016	2015	2015	2015	2015
BALANCE SHEET ITEMS:
Assets	$21,727,523	$21,612,616	$19,571,532	$19,290,005	$18,980,010
Total loans	16,135,987	16,043,107	15,016,814	14,480,294	13,734,461
Non-PCI loans	14,020,566	13,802,636	13,539,026	12,908,822	12,085,279
Deposits	16,408,426	16,253,551	14,499,863	14,331,031	14,216,743
Shareholders' equity	2,219,602	2,207,091	1,996,949	1,985,527	1,867,153

LOANS:
($ in thousands)
Commercial and industrial	$2,537,545	$2,540,491	$2,400,618	$2,372,031	$2,367,927
Commercial real estate:
Commercial real estate	7,585,139	7,424,636	6,960,677	6,783,149	6,205,873
Construction	776,057	754,947	569,653	586,068	542,014
Total commercial real estate	8,361,196	8,179,583	7,530,330	7,369,217	6,747,887
Residential mortgage	3,101,814	3,130,541	2,999,262	2,704,081	2,648,011
Consumer:
Home equity	491,555	511,203	478,129	482,366	485,859
Automobile	1,188,063	1,239,313	1,219,758	1,198,064	1,162,963
Other consumer	455,814	441,976	388,717	354,535	321,814
Total consumer loans	2,135,432	2,192,492	2,086,604	2,034,965	1,970,636
Total loans	$16,135,987	$16,043,107	$15,016,814	$14,480,294	$13,734,461

CAPITAL RATIOS:
Book value	$8.29	$8.26	$8.10	$8.06	$8.03
Tangible book value (2)	5.40	5.36	5.48	5.43	5.40
Tangible common equity to tangible assets (2)	6.54%	6.52%	6.73%	6.76%	6.83%
Tier 1 leverage	7.32	7.90	7.67	7.76	7.17
Tier 1 common capital	8.83	9.01	9.18	9.31	9.45
Risk-based capital - Tier 1	9.48	9.72	9.93	10.07	9.45
Risk-based capital - Total Capital	11.81	12.02	12.43	12.62	11.35

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended
	March 31,	December 31,	March 31,
($ in thousands)	2016	2015	2015
ALLOWANCE FOR CREDIT LOSSES:
Beginning balance - Allowance for credit losses	$108,367	$106,697	$104,287
Loans charged-off:
Commercial and industrial	(1,251)	(2,825)	(753)
Commercial real estate	(105)	—	(77)
Construction	—	(10)	(73)
Residential mortgage	(81)	(314)	(49)
Consumer	(1,074)	(799)	(714)
Total loans charged-off	(2,511)	(3,948)	(1,666)
Charged-off loans recovered:
Commercial and industrial	526	1,646	1,051
Commercial real estate	89	73	23
Construction	—	—	437
Residential mortgage	15	26	114
Consumer	389	366	319
Total loans recovered	1,019	2,111	1,944
Net (charge-offs) recoveries	(1,492)	(1,837)	278
Provision for credit losses	800	3,507	—
Ending balance - Allowance for credit losses	$107,675	$108,367	$104,565
Components of allowance for credit losses:
Allowance for loan losses	$105,415	$106,178	$102,631
Allowance for unfunded letters of credit	2,260	2,189	1,934
Allowance for credit losses	$107,675	$108,367	$104,565
Components of provision for credit losses:
Provision for loan losses	$729	$3,464	$—
Provision for unfunded letters of credit	71	43	—
Provision for credit losses	$800	$3,507	$—
Annualized ratio of total net charge-offs
to average loans	0.04%	0.05%	(0.01)%
Allowance for credit losses as
a % of total loans	0.67%	0.68%	0.76%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
($ in thousands)	March 31,	December 31,	March 31,
ASSET QUALITY: (4)	2016	2015	2015
Accruing past due loans:
30 to 59 days past due:
Commercial and industrial	$8,395	$3,920	$4,472
Commercial real estate	1,389	2,684	4,775
Construction	1,326	1,876	6,577
Residential mortgage	14,628	6,681	12,498
Consumer	3,200	3,348	2,875
Total 30 to 59 days past due	28,938	18,509	31,197
60 to 89 days past due:
Commercial and industrial	613	524	90
Commercial real estate	120	—	1,883
Construction	—	2,799	—
Residential mortgage	3,056	1,626	1,782
Consumer	731	626	837
Total 60 to 89 days past due	4,520	5,575	4,592
90 or more days past due:
Commercial and industrial	221	213	208
Commercial real estate	131	131	2,792
Construction	—	—	—
Residential mortgage	2,613	1,504	564
Consumer	66	208	262
Total 90 or more days past due	3,031	2,056	3,826
Total accruing past due loans	$36,489	$26,140	$39,615
Non-accrual loans:
Commercial and industrial	$11,484	$10,913	$8,285
Commercial real estate	26,604	24,888	24,850
Construction	5,978	6,163	5,144
Residential mortgage	16,747	17,930	17,127
Consumer	1,807	2,206	2,138
Total non-accrual loans	62,620	62,100	57,544
Other real estate owned (5)	12,368	13,563	13,184
Other repossessed assets	495	437	477
Non-accrual debt securities (6)	2,102	2,142	2,030
Total non-performing assets	$77,585	$78,242	$73,235
Performing troubled debt restructured loans	$80,506	$77,627	$100,524
Total non-accrual loans as a % of loans	0.39%	0.39%	0.42%
Total accruing past due and non-accrual loans
as a % of loans	0.61%	0.55%	0.71%
Allowance for loan losses as a % of
non-accrual loans	168.34%	170.98%	178.35%
Non-performing purchased credit-impaired loans (7)	$32,987	$38,625	$44,919

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA

(1)
Net interest income and net interest margin are presented on a tax equivalent basis using a 35 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.

(2)
This press release contains certain supplemental financial information, described in the Notes below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles ("GAAP") that management uses in its analysis of Valley's performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley's financial results. Specifically, Valley provides measures based on what it believes are its operating earnings on a consistent basis and excludes material non-core operating items which affect the GAAP reporting of results of operations. Management utilizes these measures for internal planning and forecasting purposes. Management believes that Valley's presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting Valley's business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

	As Of
	March 31,	December 31,	September 30,	June 30,	March 31,
($ in thousands, except for share data)	2016	2015	2015	2015	2015
Tangible book value per common share:
Common shares outstanding	254,285,434	253,787,561	232,789,880	232,619,748	232,428,108
Shareholders' equity	$2,219,602	$2,207,091	$1,996,949	$1,985,527	$1,867,153
Less: Preferred stock	(111,590)	(111,590)	(111,590)	(111,590)	—
Less: Goodwill and other intangible assets	(735,744)	(735,221)	(608,916)	(610,640)	(612,558)
Tangible common shareholders' equity	$1,372,268	$1,360,280	$1,276,443	$1,263,297	$1,254,595
Tangible book value per common share	$5.40	$5.36	$5.48	$5.43	$5.40
Tangible common equity to tangible assets:
Tangible common shareholders' equity	$1,372,268	$1,360,280	$1,276,443	$1,263,297	$1,254,595
Total assets	21,727,523	21,612,616	19,571,532	19,290,005	18,980,010
Less: Goodwill and other intangible assets	(735,744)	(735,221)	(608,916)	(610,640)	(612,558)
Tangible assets	$20,991,779	$20,877,395	$18,962,616	$18,679,365	$18,367,452
Tangible common equity to tangible assets	6.54%	6.52%	6.73%	6.76%	6.83%

	Three Months Ended
	March 31,	December 31,	March 31,
($ in thousands)	2016	2015	2015
Annualized return on average tangible shareholders' equity:
Net income	$36,187	$4,672	$30,341
Average shareholders' equity	2,219,570	2,069,084	1,869,754
Less: Average goodwill and other intangible assets	(735,438)	(621,635)	(613,556)
Average tangible shareholders' equity	$1,484,132	$1,447,449	$1,256,198
Annualized return on average tangible
shareholders' equity	9.75%	1.29%	9.66%

(3)
The efficiency ratio measures Valley's total non-interest expense as a percentage of net interest income plus total non-interest income. See the "Non-Interest Expense" section to this press release for additional information.

(4)
Past due loans and non-accrual loans exclude purchased credit-impaired (PCI) loans. These loans are accounted for on a pool basis under U.S. GAAP and are not subject to delinquency classification in the same manner as loans originated by Valley.

(5)
Excludes OREO properties related to FDIC-assisted transactions totaling $2.4 million, $5.0 million and $8.6 million, at March 31, 2016, December 31, 2015, and March 31, 2015, respectively. These assets are covered by the loss-sharing agreements with the FDIC.

(6)
Includes other-than-temporarily impaired trust preferred securities classified as available for sale, which are presented at carrying value (net of unrealized losses totaling $651 thousand, $610 thousand, and $723 thousand at March 31, 2016, December 31, 2015 and March 31, 2015, respectively) after recognition of all credit impairments.

(7)
Represent PCI loans meeting Valley's definition of non-performing loan (i.e., non-accrual loans), but are not subject to such classification under U.S. GAAP because the loans are accounted for on a pooled basis and are excluded from the non-accrual loans in the table above.

SHAREHOLDERS RELATIONS
Requests for copies of reports and/or other inquiries should be directed to Dianne Grenz, EVP, Director of Sales, Shareholder and Public Relations, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-4005, by fax at (973) 305-1364 or by e-mail at dgrenz@valleynationalbank.com.

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands, except for share data)

	March 31,	December 31,
	2016	2015
Assets	(Unaudited)
Cash and due from banks	$243,265	$243,575
Interest bearing deposits with banks	233,228	170,225
Investment securities:
Held to maturity (fair value of $1,660,224 at March 31, 2016 and $1,621,039 at December 31, 2015)	1,618,466	1,596,385
Available for sale	1,452,489	1,506,861
Total investment securities	3,070,955	3,103,246
Loans held for sale, at fair value	15,347	16,382
Loans	16,135,987	16,043,107
Less: Allowance for loan losses	(105,415)	(106,178)
Net loans	16,030,572	15,936,929
Premises and equipment, net	300,072	298,943
Bank owned life insurance	389,500	387,542
Accrued interest receivable	62,973	63,554
Due from customers on acceptances outstanding	1,119	1,185
Goodwill	689,589	686,339
Other intangible assets, net	46,155	48,882
Other assets	644,748	655,814
Total Assets	$21,727,523	$21,612,616
Liabilities
Deposits:
Non-interest bearing	$5,053,478	$4,914,285
Interest bearing:
Savings, NOW and money market	8,273,936	8,181,362
Time	3,081,012	3,157,904
Total deposits	16,408,426	16,253,551
Short-term borrowings	1,170,623	1,076,991
Long-term borrowings	1,660,284	1,810,728
Junior subordinated debentures issued to capital trusts	41,455	41,414
Bank acceptances outstanding	1,119	1,185
Accrued expenses and other liabilities	226,014	221,656
Total Liabilities	19,507,921	19,405,525
Shareholders’ Equity
Preferred stock (no par value, authorized 30,000,000 shares; issued 4,600,000 shares at March 31, 2016 and December 31, 2015)	111,590	111,590
Common stock (no par value, authorized 332,023,233 shares; issued 254,326,257 shares at March 31, 2016 and 253,787,561 shares at December 31, 2015)	88,735	88,626
Surplus	1,930,844	1,927,399
Retained earnings	131,494	125,171
Accumulated other comprehensive loss	(42,695)	(45,695)
Treasury stock, at cost (40,823 common shares at March 31, 2016)	(366)	—
Total Shareholders’ Equity	2,219,602	2,207,091
Total Liabilities and Shareholders’ Equity	$21,727,523	$21,612,616

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except for share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2016	2015	2015
Interest Income
Interest and fees on loans	$166,071	$167,412	$150,482
Interest and dividends on investment securities:
Taxable	13,999	12,737	14,932
Tax-exempt	3,690	3,768	3,612
Dividends	1,480	1,544	1,739
Interest on federal funds sold and other short-term investments	357	133	220
Total interest income	185,597	185,594	170,985
Interest Expense
Interest on deposits:
Savings, NOW and money market	9,243	7,331	5,995
Time	9,585	9,795	7,974
Interest on short-term borrowings	1,872	492	94
Interest on long-term borrowings and junior subordinated debentures	16,744	19,930	24,836
Total interest expense	37,444	37,548	38,899
Net Interest Income	148,153	148,046	132,086
Provision for credit losses	800	3,507	—
Net Interest Income After Provision for Credit Losses	147,353	144,539	132,086
Non-Interest Income
Trust and investment services	2,440	2,500	2,494
Insurance commissions	4,708	4,779	4,205
Service charges on deposit accounts	5,103	5,382	5,290
Gains on securities transactions, net	271	6	2,416
Fees from loan servicing	1,594	1,693	1,603
Gains on sales of loans, net	1,795	1,211	598
(Losses) gains on sales of assets, net	(10)	2,853	281
Bank owned life insurance	1,963	1,627	1,764
Change in FDIC loss-share receivable	(560)	54	(3,920)
Other	4,144	3,934	3,914
Total non-interest income	21,448	24,039	18,645
Non-Interest Expense
Salary and employee benefits expense	60,259	56,164	56,712
Net occupancy and equipment expense	22,789	24,663	22,200
FDIC insurance assessment	5,099	4,895	3,792
Amortization of other intangible assets	2,849	2,448	2,393
Professional and legal fees	3,895	6,902	3,341
Loss on extinguishment of debt	—	51,129	—
Amortization of tax credit investments	7,264	13,081	4,496
Telecommunication expense	2,386	2,158	2,006
Other	13,684	13,453	13,178
Total non-interest expense	118,225	174,893	108,118
Income Before Income Taxes	50,576	(6,315)	42,613
Income tax expense (benefit)	14,389	(10,987)	12,272
Net Income	36,187	4,672	30,341
Dividends on preferred stock	1,797	1,797	—
Net Income Available to Common Shareholders	$34,390	$2,875	$30,341
Earnings Per Common Share:
Basic	$0.14	$0.01	$0.13
Diluted	0.14	0.01	0.13
Cash Dividends Declared per Common Share	0.11	0.11	0.11
Weighted Average Number of Common Shares Outstanding:
Basic	254,075,349	239,916,562	232,338,775
Diluted	254,347,420	239,972,546	232,341,921

VALLEY NATIONAL BANCORP
Quarterly Analysis of Average Assets, Liabilities and Shareholders' Equity and
Net Interest Income on a Tax Equivalent Basis
	Three Months Ended
	March 31, 2016			December 31, 2015			March 31, 2015
	Average		Avg.	Average		Avg.	Average		Avg.
($ in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest earning assets
Loans (1)(2)	$15,993,543	$166,075	4.15%	$15,343,468	$167,417	4.36%	$13,569,031	$150,488	4.44%
Taxable investments (3)	2,497,986	15,479	2.48%	2,076,720	14,281	2.75%	2,285,155	16,671	2.92%
Tax-exempt investments (1)(3)	569,265	5,677	3.99%	552,471	5,797	4.20%	540,838	5,557	4.11%
Federal funds sold and other
interest bearing deposits	426,676	357	0.33%	243,361	133	0.22%	343,875	220	0.26%
Total interest earning assets	19,487,470	187,588	3.85%	18,216,020	187,628	4.12%	16,738,899	172,936	4.13%
Other assets	2,192,808			2,041,402			2,111,126
Total assets	$21,680,278			$20,257,422			$18,850,025
Liabilities and shareholders' equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$8,334,289	$9,243	0.44%	$7,724,927	$7,331	0.38%	$7,143,643	$5,995	0.34%
Time deposits	3,127,842	9,585	1.23%	3,154,781	9,795	1.24%	2,757,077	7,974	1.16%
Short-term borrowings	1,061,011	1,872	0.71%	417,097	492	0.47%	128,085	94	0.29%
Long-term borrowings (4)	1,812,556	16,744	3.70%	2,071,323	19,930	3.85%	2,569,864	24,836	3.87%
Total interest bearing liabilities	14,335,698	37,444	1.04%	13,368,128	37,548	1.12%	12,598,669	38,899	1.24%
Non-interest bearing deposits	4,918,463			4,641,768			4,209,827
Other liabilities	206,547			178,442			171,775
Shareholders' equity	2,219,570			2,069,084			1,869,754
Total liabilities and shareholders' equity	$21,680,278			$20,257,422			$18,850,025
Net interest income/interest rate spread (5)		$150,144	2.81%		$150,080	3.00%		$134,037	2.89%
Tax equivalent adjustment		(1,991)			(2,034)			(1,951)
Net interest income, as reported		$148,153			$148,046			$132,086
Net interest margin (6)			3.04%			3.25%			3.16%
Tax equivalent effect			0.04%			0.05%			0.04%
Net interest margin on a fully tax equivalent basis (6)			3.08%			3.30%			3.20%
_________________________

(1)	Interest income is presented on a tax equivalent basis using a 35 percent federal tax rate.

(2)	Loans are stated net of unearned income and include non-accrual loans.

(3)	The yield for securities that are classified as available for sale is based on the average historical amortized cost.

(4)	Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.

(5)
Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(6)	Net interest income as a percentage of total average interest earning assets.